EXHIBIT 10.2

February 3, 2006

Everett Chadwick

20 South Drive

Bridgewater, MA  02324

Re:  Consulting Agreement

Dear Chad:

Following our recent conversation, this letter sets out the terms of our agreement with respect to your independent consulting services following your retirement from Chase Corporation on February 24, 2006.

Services:  To include but not be limited to being reasonably available from time to time to assist the company’s chief executive officer whether by phone, e-mail or in person with respect to budget preparation, insurance negotiations, shareholder relations, banking matters, quarterly financial reviews, strategic planning, acquisitions and serve as a question and reference resource for general financial and accounting matters.  We anticipate that your services will be required for an estimated 5 to 7 days per month.  The company will furnish you regular financial and operations reports and you will keep adequately informed as to company affairs so as to ensure appropriate performance hereunder.

Compensation:  A retainer of $10,000 per month shall be paid to you on the first of each month for the month following.  The first payment will be made March 1, 2006.

Expense Reimbursement:  All previously authorized travel and entertainment shall be reimbursed following the submittal and approval of receipts.

Term:  Services shall be provided for a period of 12 months and may be extended upon mutual agreement.  In consideration of the provisions of this agreement you agree to be bound by all of the terms and conditions set forth on Exhibit A attached hereto.

This letter agreement will take effect under seal and shall be governed by the substantive laws of the Commonwealth of Massachusetts.

Please indicate your acceptance of this offer by signing below and returning by mail.

Best regards,

/s/ Peter R. Chase
Peter R. Chase, President
Chase Corporation

/s/ Everett Chadwick, Jr.
Accepted: Everett Chadwick, Jr.
Date: February 3, 2006

Exhibit A

Confidentiality

I, Everett Chadwick, Jr., understand that Chase Corporation including its divisions, subsidiaries and licensees (the Company) continually obtains and develops valuable proprietary and confidential information concerning its business, business relationships and financial affairs (the “Confidential Information”) which became known to me during my employment and may further become known to me in connection with my consulting services.

I acknowledge that all Confidential Information whether or not in writing and whether or not labeled or identified as confidential or proprietary, is and shall remain the exclusive property of the Company or the third party providing such information to myself or the Company.  By way of illustration, but not limitation, Confidential Information may include Inventions (as hereafter defined), trade secrets, technical information, formulations, product testing, qualifications and other know-how, research and development activities of the Company, product and marketing plans, financials, customer and supplier information and information disclosed to the Company or to me by third parties of a proprietary or confidential nature or under an obligation of confidence.  Confidential information is contained in various media, including without limitation, patent applications, computer programs in object and/or source code, flow charts and other program documentation,  manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data and other documents and records of the Company.

I agree that I shall not during the term of my employment and consulting and thereafter, publish, disclose or otherwise make available to any third party, other than employees of the Company, any Confidential Information except as expressly authorized in writing by the Company.  I agree that I shall use such Confidential Information only in the performance of my duties for the Company and in accordance with any Company policies with respect to the protection of Confidential Information.  I agree not to use such Confidential Information for my own benefit or for the benefit of any other person or business entity.

I agree to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in my possession and not to remove any materials containing Confidential Information from the Company’s premises except to the extent necessary to my employment.  Upon the termination of my consulting, or at any time upon the Company’s request, I shall return immediately to the Company any and all materials containing any Confidential Information then in my possession or under my control.

Confidential Information shall not include information which (a) is or becomes generally known within the Company’s industry through no fault of mine, (b) was known to me at the time was disclosed as evidenced by my written records at the time of disclosure, (c) is lawfully and in good faith made available to me by a third party who did not derive it from the Company and who imposes no obligation of confidence on me, or (d) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the Company.

Non-Competition

I agree that while I am employed by the Company and for a period of two years after termination or cessation of my employment or consulting for any reason, I shall not, without the Company’s prior written consent, directly or indirectly, as a principal, employee, consultant, partner, or stockholder of, or in any other capacity with, any business enterprise (other than in my capacity as a holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company) (a) engage in direct or indirect competition with the Company, (b) conduct a business of the type or character engaged in by the Company at the time of termination or cessation of my consulting or (c) develop products or services competitive with those of the Company.